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                                                                       EXHIBIT 5

This document is a fair and accurate English summary translation of a foreign language document.

                                                   /s/ Yoshinori Uda
                                                -------------------------
                                                Name:  Yoshinori Uda
                                                Title: Senior Executive
                                                       Vice President



                             (Summary Translation)

                Loan Commitment Agreement dated January 5, 2001

          Borrower: NTT DoCoMo, Inc.

          Lenders:  The Bank of Tokyo-Mitsubishi, Ltd.
                    The Industrial Bank of Japan, Limited
                    The Dai-ichi Kangyo Bank, Limited
                    The Fuji Bank, Limited
                    The Sumitomo Bank, Limited

          Agent:    The Bank of Tokyo-Mitsubishi, Ltd.


Article 1                       AT&T:  AT&T Corp.
(Definitions)
                                AT&T Wireless:
                                       AT&T Wireless Services, Inc.

                                Each Lender's Individual Commitment Line:
                                       (i) (Yen)24,000,000,000 up to and
                                       including January 11, 2001 and
                                       (ii) (Yen)240,000,000,000 thereafter

                                Base Rate:
                                       (a) for a Loan in Japanese yen, an
                                       interest rate per annum equal to TIBOR
                                       (Tokyo Interbank Offered Rate) for
                                       Euroyen published by Federation of
                                       Bankers Association of Japan at or around
                                       11:00 a.m., two Tokyo Business Days prior
                                       to the
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                                       proposed date of the Loan, and (b) for a
                                       Loan in US dollars, an interest rate per annum equal to LIBOR for US dollars published by British Bankers Association at or around 11:00 a.m., two London Business Days prior to the proposed date of the Loan

                                Commitment Period:
                                       from January 5, 2001 through December
                                       28, 2001

                                Spread:
                                       (a) for a Loan in Japanese yen, *** per
                                       annum, and (b) for a Loan in US dollars, *** per annum

                                Aggregate Commitment Line:
                                       (i) (Yen)120,000,000,000 up to and
                                       including January 11, 2001 and
                                       (ii) (Yen)1,200,000,000,000 thereafter

Article 2                       .  Each Lender shall make a Loan or Loans of up
(Rights and Obligations of         to its Individual Commitment Line pursuant to
 Each Lender)                      Article 4 from time to time during the
                                   Commitment Period as long as the Borrower's request for a Loan satisfies the requirements set forth in this Agreement.

                                . The obligation of each Lender to make Loans hereunder is several, and not joint. No Lender shall be responsible for obligations of any other Lenders to make Loans.

                                .  The proceeds from the Loans under this
                                   Agreement shall be used as bridging loans to finance the Borrower's investment in AT&T Wireless.

Article 3                       .  The Borrower may provide the Agent with a
(Request for Loans)                notice of its request for a Loan from time
                                   to time during the Commitment Period. Each such notice must be received by the Agent no later than 4:00 p.m., three business days
                                   (and, in case of a Loan in excess of US$5 billion, five business days) prior to the proposed date of the Loan. Each such notice shall specify (a) the principal amount of the Loan


*** Portions of this page have been omitted pursuant to a request for confidential treatment and are filed separately with the Securities and Exchange Commission.
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                                   (which shall be (Yen)100 million or an
                                   integral multiple thereof, or US$1 million or an integral multiple thereof) and (b) the maturity of the Loan (which shall be one week, one month, two months, three months or six months from the proposed date of the
                                   Loan).

                                . The Borrower may not revoke any such request without the written consent of all the Lenders.

Article 4                       Each Lender shall disburse to the Borrower an
(Disbursement of Loans)         amount equal to the amount of the Loan requested
                                in the notice multiplied by the loan commitment ratio applicable to such Lender.

Article 5                       The obligation of each Lender to provide a Loan
(Conditions Precedent to        is subject to certain conditions precedent,
Loans)                          including the following. All the conditions
                                precedent shall have been satisfied as of the proposed date of each Loan.

                                .  For each Lender, an aggregate amount of
                                   outstanding Loans shall not exceed its
                                   Individual Commitment Line.

                                . The Lender shall not have been relieved of its obligations under the force majeure provisions of Article 6.

                                .  This Agreement shall not have been
                                   terminated.

                                . The representations and warranties of the Borrower set forth in Article 16 shall be true and correct.

                                . No events of default set forth in Article 18 shall have occurred.

                                . The Borrower shall have executed definitive agreements for investments in AT&T Wireless.

Article 6                       If the Agent or Lenders with the aggregate
(Force Majeure)                 commitment ratio of 67% determines that a force
                                majeure event has occurred and is continuing,
                                the Lenders shall be relieved of their
                                obligations to make Loans under this Agreement.
                                The Borrower shall not be responsible for the
                                commitment fee for the period of such
                                suspension.
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Article 7                       Interest shall be payable at a rate per annum
(Interest)                      (computed on the basis of the actual number of
                                days elapsed over a year of 360 days) equal to the Base Rate plus the Spread.

Article 8                       The Borrower shall pay to each Lender, every
(Commitment Fee)                three months in arrears, a commitment fee in
                                Japanese yen. The amount of the commitment fee shall be equal to *** per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) on the average daily unused amount of the Lender's Individual Commitment
                                Line over the relevant calculation period.

Article 9                       In the event of default in the payment of any
(Default Interest)              amount due and payable under this Agreement, the
                                Borrower shall pay, upon demand of the Agent, default interest on the overdue amount at whichever is higher of: (i) 2% per annum plus the rate for each Lender's reasonable funding cost or (ii) 14% per annum.

Article 10                      Unless all the Lenders and the Agent agree in
(Prepayment)                    writing, the Borrower may not prepay any Loan.
                                The Borrower shall pay a prepayment penalty in the event of any such prepayment, if the interest rate for the Loan being prepaid exceeds a rate of return that the Lenders are reasonably expected to generate through investment of the amount being prepaid in the interbank money market.

Article 11                      Each Loan shall be due and payable upon the
(Borrower's Payment             maturity date of such Loan.  If a request for a
Obligations)                    new Loan is made for disbursement on the
                                maturity date of the existing Loan, the payment shall be made as to any balance after deduction for the amount of the new Loan.

Article 12                      When the Agent receives from the Borrower any
(Distribution to Each           amount due under this Agreement, the Agent shall
Lender)                         promptly remit to each Lender such portion of
                                the amount so received that shall be
                                attributable to the Lender.

Article 13                      .  As a means to satisfy any amount due and
(Set-off and Foreclosure           payable by the Borrower to a Lender
of Global Collateral)              hereunder, the Lender may exercise the right
                                   of set-off against any claims under a deposit account or any other claims that the Borrower may have against the Lender.

                                . If any global collateral (ne-tanpoken) has been separately created for the benefit of any Lender,


*** Portions of this page have been omitted pursuant to a request for confidential treatment and are filed separately with the Securities and Exchange Commission.
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                                   the Lender may foreclose on such collateral
                                   to satisfy any amount due and payable by the Borrower to the Lender hereunder.

Article 14                      .  The Borrower shall bear and pay all out-of-
(Expenses and Taxes)               pocket expenses incurred by the Lenders and
                                   the Agent in connection with the enforcement of their claims or performance of their obligations hereunder, and any amendments or supplement to this Agreement (including attorneys' cost).

                                . The Borrower shall bear and pay all stamp and similar taxes payable in connection with the preparation, execution, registration, performance, enforcement, amendment or supplement of this Agreement or any related documents.

Article 15                      In the event that (i) any change in applicable
(Additional Costs)              law or regulation or in the governmental
                                interpretation or application thereof or (ii) any imposition of any reserve requirement or increase in the amount of any required reserve under such requirement, results in a significant increase in the costs to any Lender of making or maintaining the Loans under this Agreement, upon such Lender's request, the Lender, the Borrower and the Agent shall discuss whether the Borrower shall bear any such additional costs to the Lender.

Article 16                      The Borrower makes certain representations and
(Borrower's Representa-         warranties including the following as of the
tions and Warranties)           date of this Agreement and the date of each
                                Loan.

                                . The Borrower is a corporation duly organized and validly existing under the laws of Japan.

                                . The Borrower has the corporate power and authority to execute and perform this Agreement.

                                . The Borrower has authorized, through its internal procedures, the execution and performance of this Agreement.

                                .  The execution and performance of this
                                   Agreement by the Borrower will not violate
                                   any applicable law or regulation, the
                                   Borrower's articles of incorporation or any
                                   other internal regulation, or
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                                   any contracts or agreements to which the
                                   Borrower or any of its assets is subject.

                                . This Agreement constitutes valid and binding obligations of the Borrower enforceable in accordance with its terms.

                                . The Borrower's Securities Report (yuka shoken hokoku sho) and certain other reports are accurate in light of accounting principles generally accepted in Japan and are proper in form.

                                .  There are no legal or administrative
                                   proceedings pending or threatened that could materially adversely affect the Borrower's performance of this Agreement.

                                . There has been and would be no events of default set forth in Article 18.

Article 17                      Until performance of all obligations are made by
(Borrower's Covenants)          the Borrower under this Agreement, the Borrower
                                agrees, among others:

                                . To inform the Agent and the Lenders of the occurrence of any event of default;

                                .  To provide the Agent with a copy of the
                                   Borrower's Securities Reports and other
                                   reports, as well as any other information regarding the Borrower, its subsidiaries or affiliates upon request;

                                . To inform the Agent and the Lenders of any material adverse change in the asset, management or business conditions of the Borrower, its subsidiaries or affiliates;

                                . Not to create any security interest for the benefit of its other unsecured debt from Japanese lenders, without the prior consent of the Agent and all the Lenders, unless the same or certain similar security interest is created for the benefit of each Lender or unless certain other exception applies;

                                .  To comply with applicable laws and
                                   regulations, and to continue to conduct its
                                   business as it currently conducts;
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                                .  To treat claims of the Lenders hereunder at
                                   least pari passu with all its other unsecured debt from Japanese lenders; and

                                . Not to effect any merger, consolidation, compulsory share exchange, or sale or disposition of material business or assets, unless such transaction is not expected materially adversely to affect the performance by the Borrower of this Agreement.

Article 18                      The Borrower's obligations to the Lenders under
(Events of Default)             this Agreement shall become automatically due
                                and payable either automatically or with the Agent's notice (with or without a grace period), as applicable:

                                . If any proceeding is commenced against the Borrower seeking to adjudicate it a bankrupt or seeking for it corporate reorganization, rehabilitation or similar remedies;

                                .  If the Borrower's privilege to effect
                                   transactions on the commercial clearing house is suspended;

                                .  If any court order for attachment or
                                   provisional attachment is rendered for the benefit of any claims of a Lender against the Borrower;

                                .  If the Borrower is missing;

                                . If the Borrower defaults in payment of any amounts payable to any Lender whether under this Agreement or otherwise;

                                . If any representation or warranty set forth in Article 16 proves to have been incorrect;

                                . If the Borrower breaches any covenant made in this Agreement;

                                . If the Borrower defaults in payment with respect to its other indebtedness in excess of (Yen)5,000,000,000; or

                                .  If there is any material adverse effect on
                                   the Borrower's business or assets and there
                                   arises the necessity to protect Lenders'
                                   interest in the Loans.
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Article 19                      The Agent shall exercise its power and authority
(Agent) delegated under this Agreement for the benefit of all the Lenders.

Article 20                      This Agreement shall terminate automatically in
(Termination)                   the event that (i) the commitment period
                                expires, (ii) the Borrower provides a 10 business days' advance notice to the Agent, or
                                (iii) the Borrower's obligations hereunder becomes due and payable under Article 18.

Article 21                      .  A Lender may assign all or a portion of its
(Miscellaneous)                    interests, rights and obligations under this
                                   Agreement to any third party with the consent of the Borrower and the Agent.

                                .  Jurisdiction:  The Tokyo District Court

                                .  Governing law:  Japanese law

                                .  Language:  Japanese